                         ADVANCED POWER TECHNOLOGY, INC.

                       NORTH AMERICA DISTRIBUTOR AGREEMENT

         This Agreement is made this 1st day of APRIL, 1997, by and between Advanced Power Technology, Inc., a Delaware Corporation with its principal place of business at 405 S. W. Columbia Street, Bend, Oregon 97702, U.S.A. (hereinafter referred to as "Company"), and Richardson Electronics. Ltd. , a company organized and existing under the laws of Delaware with its principal place of business at 40W267 Keslinger Road, LaFox., Illinois 60147 (hereinafter referred to as "Distributor").

                                    RECITALS

         A. Company is engaged in the business of manufacturing and selling power transistors.

         B. Company wishes to supplement its own sales efforts through the appointment of a non-exclusive and independent distributor.

         C. Distributor wishes to act as a distributor of Company's products.

         NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions contained herein, the parties hereto agree as follows:

SECTION 1.  APPOINTMENT OF DISTRIBUTOR.

         Company hereby appoints Distributor, and Distributor hereby accepts such appointment as a non-exclusive and authorized distributor of Company during the term of this Agreement for the sale of Company's Products, as defined in
Section 2.1, from listed locations.

SECTION 2.  PRODUCTS.

         2.1 The products covered by this Agreement shall be those identified on Exhibit "B," attached hereto (the "Products").

         2.2 Company may add Products to, or delete Products from, Exhibit "B" upon written notice to the Distributor.

         2.3 Notwithstanding anything to the contrary contained herein,, Company reserves the right, in its sole discretion and without notice, to modify specifications and characteristics of its Products, to discontinue the distribution and sale of such Products, and to cancel, modify or condition any right of the Distributor to prevent a violation of law.


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[*] = Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

SECTION 3.  OBLIGATIONS OF DISTRIBUTOR.

         During the term of this Agreement, Distributor shall at all times use best efforts and commensurate with distributor's overall business to enhance the image and reputation of Company and the Products which are the subject matter hereof, and agrees:

         3.1 Distributor shall not disclose information of Company considered by Company to be confidential or proprietary including, but not limited to, customer and price lists and data regarding the design or methods of manufacture of the Products and will not use any such information except as contemplated by this Agreement. Such information will be appropriately marked or identified by Company and the obligation of Distributor not to disclose or improperly use such information will survive the termination of this Agreement. Upon the termination of this Agreement or the earlier request of Company, all such information will be promptly returned to Company. The restrictions of this Section 3.1 are in addition to any other agreement between the parties with respect to the protection and use of information. ALL CONFIDENTIAL INFORMATION SUPPLIED TO COMPANY (INCLUDING, WITHOUT LIMIT, CUSTOMER NAMES AND DATA) BY DISTRIBUTOR SHALL REMAIN DISTRIBUTOR'S PROPERTY AND SHALL NOT BE DISCLOSED BY COMPANY OR USED TO DISTRIBUTOR'S DETRIMENT.

         3.2 Distributor agrees that they will comply with all applicable federal, state, and local laws or regulations in performing any act arising out of or in connection with this Agreement. Distributor agrees to maintain such records as are required by all applicable laws and regulations and this Agreement and to promptly provide such records or written assurances as may be required by Company in connection therewith.

                  The parties agree that each will use its best efforts to secure any licenses or permits as may now or hereafter be required in connection with the performance of its obligations under this Agreement, but this Agreement shall not be deemed to require any performance on the part of either party which cannot lawfully be done pursuant to the laws and regulations referred to above.

         3.3 Distributor shall sell only Company's Products that bear Company's markings or trademarks and will not alter, modify or in any way change the Products, marking or trademarks thereon without prior written approval of Company.

         3.4 Distributor shall offer and sell Products only in accordance with specifications and warranty schedules provided by Company.

         3.5 Distributor shall provide Company by the 15th day of each month a report detailing the total sales and inventory levels of the Products for the prior month.

         3.6 Distributor shall use its best efforts to actively promote the sale of the Products to customers in its territory commensurate with its overall business. Such efforts shall include, but not be limited to, promptly servicing all customer accounts, soliciting new customer accounts, and cooperating and participating in Company's advertising and sales promotional programs.


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

         3.7 Distributor shall provide and maintain, without expense to Company, a suitable place of business with adequate facilities and sufficient personnel for the sale and distribution of the Products and to fulfill all other additional objectives agreed to in writing by Company and Distributor.

         3.8 Distributor shall pay all fees, taxes and duties which may be imposed on the Products purchased by Distributor. To the extent that Company must pay any fees, taxes or duties on Products sold to Distributor, Distributor shall promptly reimburse Company.

         3.9 Distributor shall refrain from any activities which are illegal, unethical, or which might damage Company's reputation.

         3.10 Distributor shall fully comply with all agreements with Company, including without limitation, the obligations to pay amounts due when due.

         3.11 Distributor shall use its best efforts to consolidate purchase orders to promote efficiency and reduce supporting documentation.

SECTION 4.  OBLIGATIONS OF COMPANY.

         4.1 Company, in its sole discretion, shall maintain the necessary personnel needed to fulfill the agreed upon sales objectives of Company and Distributor.

         4.2 Company shall use its best efforts to manufacture sufficient quantities of Products to meet the requirements of Distributor. Company shall consult with Distributor regarding inventory levels, and shall advise Distributor of promotional efforts to increase the sale of Products.

         4.3 Company shall subject all Products delivered to Distributor to its usual standards of quality control and inspection and all Products sold or delivered under this Agreement shall be subject to the limited warranty set forth in paragraph 17 below.

SECTION 5.  DELIVERIES

         5.1 All deliveries of Products by Company pursuant to this Agreement will be made F.O.B. Bend, Oregon. Products will be consigned to carriers for shipment to Distributor, however, upon the written approval of Company and Distributor, Company will consign Products to carriers for shipment directly to Distributor's customers.

         5.2 Minimum order quantities: The minimum order quantities for all products shall be the standard minimum order quantities in effect at the time of acceptance by Company from the Distributor.

SECTION 6.  TITLE AND RISK OF LOSS.

         Title to and risk of loss of Products sold hereunder shall pass to the Distributor upon delivery to the carrier at the F.O.B. point.


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

SECTION 7.  PRICE.

         Company agrees to sell the Products to Distributor at the prices set forth in the published Distributor Cost and Price Schedule. All prices are subject to change by Company at any time upon written notice to Distributor.

         7.1 If the price for any Product is increased prior to full shipment of any Order, the price charged to Distributor will be that in effect at the time of Company's acceptance of Distributor's Order. If the price for any Product is decreased, all Products shipped on or after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.

         7.2 In order to assist Distributor in competitive markets, Company will, under certain limited circumstances, adjust the effective price of the Products to Distributor. The unit price of any Product(s) as set forth in Exhibit "B" shall be ultimately adjusted pursuant to the following procedure:
Distributor must contact Company, or Company's local representative, and provide to the same the customer's name, Company part number, quantity, delivery schedule, price per unit requested by Distributor, resale price per unit to customer and competitive products available in the market. Upon acceptance by Company of the information and approval of Distributor's request for a price reduction, Company or Company's local representative shall provide Distributor with the Company's authorized "ship and debit" price per unit for the particular order and the Company's authorization number. Within 30 days from the invoice date to Distributor's customer, Distributor shall provide Company with a copy of the invoice, or a substitute deemed acceptable by Company, and a debit memorandum with Company's authorization number to obtain a credit. Upon Company's request, Distributor shall produce for inspection the original invoice. Upon satisfaction of the conditions set forth above, Company shall issue to Distributor, within 30 days of receipt of the supporting documentation set forth above, a credit. A credit will only be issued for those amounts authorized.

SECTION 8.  PAYMENTS.

         Payment for Products delivered to Distributor shall be in United States dollars and is within [ * ] days of invoice date.

SECTION 9.  CANCELLATION OF ORDER.

         9.1 In the event Distributor cancels an Order for any customized Product which has been accepted by Company, Distributor shall pay Company for all direct and indirect costs incurred by Company as a result of such cancellation.

         9.2 Distributor may reschedule delivery dates of production order by written request to Company; provided, however, that no such changes shall be allowed within thirty (30) days of first factory promise date.

         9.3 Distributor may cancel standard product by written notice to Company; provided, however, that no orders may be canceled within thirty (30) days of first factory promise date.


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[*] = Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

SECTION 10.  EXCUSABLE DELAYS AND FAILURES (Force Majeure)

         Company shall be excused for delays in performing and failures to perform pursuant to this Agreement and to any Order issued hereunder to the extent that any such delay or failure results from any cause beyond its control, including, solely by way of example and without limitation, delays caused by Distributor or a third party, acts of God, strikes, and other labor disputes, government regulations, public disorders, international disputes, inability to obtain or shortage of any material used in the manufacture or shipping and delivery of the Products, transportation or trade embargoes, customs restrictions, and catastrophes of nature, fire and explosion, whether any such cause affects Company, any supplier or provider of service to Company. Company agrees to exert reasonable effort to prevent such occurrences from affecting its performance hereunder. Company shall not be liable for damages, general, specific or otherwise resulting from such excusable delays and failures.

SECTION 11.  INVENTORY.

         11.1 Distributor shall maintain a minimum level of inventory of Products. The level of inventory shall be established by Company and adjusted from time to time as market conditions warrant. Company retains the right to inspect Distributor's inventory at any time.

         11.2 In the event of a decrease in the price of any of Company's Products, Distributor shall be entitled, within thirty (30) days following such decrease, to apply for a credit in an amount equal to the difference in the price of the Product(s) excluding transportation charges, duties and taxes) before and after such decrease on the unsold Products) in Distributor's inventory and/or the affected Product(s) in transit to Distributor. This credit shall be calculated upon receipt of an itemized inventory from Distributor and shall be applied against future Orders from Distributor. Company will have the right to inspect the inventory subject to the credit and all records relating thereto.

SECTION 12.  RETURNS.

         12.1 Company will accept returned Products only if such return is made in accordance with Company's current procedures which are set forth in this
Section 12. Company reserves the right to unilaterally change these procedures, such changes will become effective upon reasonable notice to Distributor.

         12.2 Distributor may return any and all Products within 6 months of the delivery of the Initial Stocking Package recommended by Company after obtaining Company's prior written authorization and the return material authorization number given with such prior written authorization, and a dollar for dollar off-setting order is received. Upon receipt of such Products in a condition acceptable to Company, a credit, less shipping and handling costs, will be issued to Distributor. After the Initial Stocking Package period has expired, Products may be returned in accordance with Company's current return policy.

         12.3 Company shall give Distributor written notice of the discontinuance of any Product. Within 30 days of receipt of such notice, Distributor shall notify Company in writing of its intention to return discontinued Products for credit. On receipt of such Product in a condition


PAGE 5    NORTH AMERICA DISTRIBUTOR AGREEMENT
acceptable to Company, freight prepaid by Distributor, Company shall issue a credit to Distributor.

         12.4 Distributor is authorized to return slow-moving items for exchange in only the months of January and July. All such returns shall require Company's prior written authorization and the return material authorization number given with such prior written authorization, and a dollar for dollar offsetting order is received, and shall be limited to [ * ] of the U.S. dollar amount (excluding costs associated with shipping, handling, duties and taxes) of standard purchases of Product over the prior six months. All returned material must be returned in a condition acceptable to Company.

SECTION 13.  ADVERTISING.

         13.1 Company and Distributor shall jointly agree from time to time on advertising programs and other forms of promotion of the Products in the Territory. Company shall share such expenses equally with Distributor; provided, however, Company's share of such expenses shall not exceed [ * ] of Company's prior 12 month's sales to Distributor.

         13.2 Company shall provide Distributor reasonable quantities of its Product catalogs, data sheets and other promotional material free of charge. Additional quantities of any such material requested by Distributor shall also be supplied free of charge, F.O.B. point of origin.

         13.3 Distributor may conduct advertising programs other than those programs undertaken with Company provided Distributor obtains Company's approval of all aspects of the advertising program. Distributor shall refrain from making any representations or claims concerning the Products which are inconsistent or exceed Company's written representations.

SECTION 14.  DURATION AND TERMINATION.

         14.1 Unless terminated as provided for herein, this Agreement shall continue in force for one year from the date first above mentioned. This agreement shall continue thereafter unless either party gives written notice to the other party of its intention to terminate the agreement, giving at least thirty (30) days written notice.

         14.2 If either party commits a material breach of this Agreement or becomes insolvent or bankrupt, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or ceases to function as a going concern or to conduct its operations in the normal course of business, the other party shall have the right to cancel this Agreement by giving immediate written notice of its election to do so.

         14.3 Upon expiration or termination of this Agreement by Distributor, Distributor will return to Company at such place as Company may designate, all promotional materials which had originally been furnished by Company to Distributor. Distributor shall be responsible for all return charges. Upon expiration or termination of this Agreement by Company, Company shall be responsible for all return charges.

         14.4 Company and Distributor agree that upon the expiration or termination of this Agreement, neither party shall be liable to the other for any damages, expenditures, loss, of


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[*] = Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

profits or prospective profits of any kind or nature sustained or arising out of, or alleged to have been sustained or to have arisen out of, such termination. The expiration or termination of this Agreement shall not, however, release either party from making payments which may be owing to either party under the terms of this Agreement.

         14.5 Upon termination or expiration of this Agreement by Company, Company will accept, within 30 days after effective date of termination or expiration, the Distributor's stock inventory valued at the effective Distributor cost as of the date of termination or expiration or at Distributor's acquisition price, whichever is lower. Upon termination or expiration of this agreement by Distributor, Company will have the option. of accepting the Distributor stock inventory valued at the effective Distributor cost as of the date of termination or at Distributor acquisition price, whichever is lower. Stock inventory not returned within the 30-day period will not be accepted by Company. This reacquisition formula applies only to the Products shipped by Company to Distributor within one year of the date of termination or expiration of the Agreement. For Products which are custom Products, Company may repurchase such items at prices within its sole discretion. Products specially prepared by Company to Distributor's specifications will not be repurchased.

         14.6 In event of termination of this Agreement for any reason, APT shall not be liable to the Distributor or any employee or agent of the Distributor for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of the Distributor or for any reason arising out of such termination. The Distributor hereby waives any and all rights it might have to compensation upon termination of this agreement pursuant to the local and national laws of any country within the territory and hereby agrees to indemnify APT and hold harmless from any and all claims of its employees or subcontractors for similar compensation or for severance, liability or other pay.

SECTION 15.  RELATIONSHIP BETWEEN PARTIES.

         15.1 This Agreement does not create an employer-employee relationship between Company and Distributor, or a joint venture or partnership. The relationship between Company and Distributor shall be that of seller and buyer and in such relationship Distributor shall be an independent contractor and shall have no authority to act for or to bind Company in any matter. Distributor agrees to hold Company harmless from all claims, actions or judgments arising from acts or omissions of Distributor, its agents or employees.

         15.2 Company shall indemnify, protect and save harmless Distributor from and against all claims, demands and proceedings, actions, liabilities and costs resulting from any actual or alleged infringement of any patent, industrial and commercial property rights of third parties related to the Products.

SECTION 16.  EXPORT CONTROLS.

         Distributor -acknowledges that exportation of the Products may be subject to compliance with `various United States Export Administration Acts and the rules and regulations promulgated from time to time thereunder, which restrict the export and re-export of certain


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

products, technical data and direct products of technical data. Distributor agrees to comply with such United States export control laws, rules and regulations and all other applicable laws and governmental regulations, domestic, foreign and local.

SECTION 17.  WARRANTY

         17.1 Products sold pursuant hereto are covered by APT's standard warranty in effect as set forth in the APT sales contract under which the Products are sold provided that APT's obligations under such warranty are limited to, and shall not run beyond, two years from the date of APT's shipment of the Products, except where specific customer or user requirements are agreed to by APT in writing. APT shall have no liability to Representative or to the customer or user with respect to any alleged defective Products sold by APT except as specifically set forth in APT's warranty, if any, included as part of the terms and conditions of the sale made by APT. Representative shall have no authority to and shall not make any warranty representation with respect to the Products contrary to or inconsistent with APT's warranty.

         17.2 The products are not authorized for use as critical components of life support systems. A critical component is any component of a life support device or system whose failure to perform may be expected to cause the failure of the life support device or to affect its safety or effectiveness.

SECTION 18.  MISCELLANEOUS.

         18.1 This Agreement does not convey, nor shall Distributor claim any title or property interest in Company's trademarks, trade names, copyrights, patents or other such property so marked by Company. Distributor acknowledges ownership by Company of trademarks, names, copyrights, patents and other such property so marked by Company, so identified or so identifiable.

         18.2 Distributor shall not delegate any duties or assign any rights under this Agreement or any interest herein without Company's prior written consent.

         18.3 The validity, meaning enforceability and effect of this Agreement, and the rights and liabilities of the parties, shall be determined in accordance with the laws of the State of Oregon.

         18.4 Except as specifically provided in a written waiver signed by a duly authorized officer of the party or the party seeking enforcement, the failure to enforce or the waiver of any term of this Agreement shall not constitute the waiver of such term at any time or in any circumstance and shall not give rise to any restriction on or condition to the prompt, full and strict enforcement of the terms of this Agreement.

         18.5 All notices in connection with this Agreement shall be in writing and shall be effective upon dispatch if by telex, telegram or similar means, upon delivery if by hand delivery, and 3 days after deposit if deposited in the channels of the United States mails, postage prepaid, in registered form, return receipt requested. In all cases notices shall be delivered to the other party at the address set forth above or such other address such party may have provided by written notice.


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

         18.6 This Agreement, including any exhibits, schedules and tables attached hereto which either have been specifically referred to herein or have been initialed by the parties, constitute the entire agreement between the parties with respect to the subject matter. This Agreement supersedes all prior discussions, understandings and agreements with respect to the subject matter.

         18.7 This Agreement may be amended or supplemented only in a writing designated as such an amendment or supplement and signed by a duly authorized officer of the party or the party against whom enforcement is sought.

         18.8 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement

         18.9 If any provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, the remaining provisions of this Agreement shall remain in full force and effect.

SECTION 19.  COMPLIANCE WITH LAW.

         19.1 Distributor agrees that it will not violate any applicable law or regulation of any country or political subdivision thereof in performing or purporting to perform any act arising out of or in connection with this Agreement. Pursuant thereto, Distributor agrees to maintain such records as are required by all applicable laws and regulations and to provide such written assurances as are required by APT in connection therewith.

         19.2 This Agreement is subject to all applicable laws, regulations and other statutory and administrative acts, now or hereafter in effect of the United States and the Territory. The Distributor agrees that it will use its best efforts to secure any licenses or permits as may now or hereafter be required in connection with the performance of its obligations under this Agreement, but this Agreement shall not be deemed to require any performance on the part of either party which cannot lawfully be done pursuant to the laws, regulations and statutory and administrative acts referred to above.


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

              IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Agreement in duplicate as of the day and year first above written.

COMPANY:                                          DISTRIBUTOR:

ADVANCED POWER TECHNOLOGY,                        RICHARDSON ELECTRONICS,
INC., a Delaware corporation                      LTD.

By             S/S                                By          S/S
  --------------------------                         ------------------------
Its:     President                                Its:
    ------------------------                          -----------------------

Date                                              Date
    ------------------------                          -----------------------


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

                                    EXHIBIT A
                              AUTHORIZED LOCATIONS

          -     North America & Hawaii    -     China (including Hong Kong)
          -     Central America           -     Japan
          -     South America             -     Southeast Asia
          -     Africa                    -     France
          -     Australia & New Zealand   -     Spain
          -     India                     -     Portugal
          -     Korea                     -     Italy




COMPANY:                                          DISTRIBUTOR:

ADVANCED POWER TECHNOLOGY,                        RICHARDSON ELECTRONICS
INC., a Delaware corporation                      LTD.

By             S/S                                By          S/S
  --------------------------                         ------------------------
Its:     President                                Its:
    ------------------------                          -----------------------

Date                                              Date
    ------------------------                          -----------------------


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

                                    EXHIBIT B

         PRODUCTS

                                ALL APT PRODUCTS


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